Exhibit 99.1
Acceleron Reports Fourth Quarter and Full Year 2020 Financial Results

- Updates from ongoing PULSAR and SPECTRA Phase 2 clinical trials of sotatercept in patients with pulmonary arterial hypertension (PAH) presented at the American Heart Association (AHA) 2020 Scientific Sessions -

- STELLAR Phase 3 trial initiated with sotatercept in PAH -

- Acceleron recognized approximately $23.0 million in royalty revenue from approximately $115 million in net sales of REBLOZYL® (luspatercept-aamt) for Q4 2020 and approximately $54.8 million in royalty revenue from approximately $274 million in net sales of REBLOZYL for full year 2020 -

- Multiple clinical presentations on REBLOZYL reviewed at the 62nd American Society of Hematology (ASH) Annual Meeting & Exposition -

Cambridge, Mass. - February 25, 2021 - Acceleron Pharma Inc. (Nasdaq: XLRN), a biopharmaceutical company dedicated to the discovery, development, and commercialization of TGF-beta superfamily therapeutics to treat serious and rare diseases, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“2020 was a very productive year for Acceleron as we generated important results in our lead pulmonary program to advance sotatercept into a registrational Phase 3 trial and executed on a successful first full year of the commercial launch of REBLOZYL in the United States,” said Habib Dable, President and Chief Executive Officer of Acceleron. “I would like to acknowledge our team's strong commitment to our company and mission as these important milestones along with many others were achieved despite the many challenges resulting from the ongoing global pandemic. Throughout the year, we presented updates from our two Phase 2 trials with our lead pulmonary program, supporting our long-term vision of establishing sotatercept as a backbone therapy for patients with pulmonary arterial hypertension across all stages of the disease."

Added Mr. Dable: "As we continue to grow our capabilities in rare pulmonary disease, we are also advancing ACE-1334 into a Phase 1b/Phase 2 trial in patients with systemic sclerosis-associated interstitial lung disease later this year. We look forward to hosting a research and development day to provide additional details on our long-term vision and programs in rare pulmonary disease in the middle of 2021.”

Program Highlights

Pulmonary

Sotatercept: Pulmonary Arterial Hypertension (PAH)
Sotatercept is an investigational reverse-remodeling agent designed to be a selective ligand trap for members of the TGF-beta superfamily to rebalance BMPR2 signaling, which is a key molecular driver of PAH. The PULSAR Phase 2 trial evaluating sotatercept in combination with approved PAH-specific medicines in patients with PAH achieved its primary endpoint of improvement in pulmonary vascular resistance and its key secondary endpoint of improvement in 6-minute walk distance.

•In November, the Company presented the 24-week echocardiography results from the PULSAR Phase 2 trial at the virtual 2020 American Heart Association (AHA) Scientific Sessions, which earned the AHA's "Cardiopulmonary Best Abstract" award. In addition, preliminary interim results from the SPECTRA Phase 2 trial were presented at the congress.

•In December, the European Commission (EC) granted Orphan Drug designation to sotatercept for the treatment of patients with PAH.

•In December, Acceleron initiated its registrational STELLAR Phase 3 trial in patients with PAH.

•The Company expects to initiate the HYPERION (early intervention) Phase 3 trial and the ZENITH (WHO Functional Class IV) Phase 3 trial in expanded PAH populations in the middle of 2021.

•Results from the open-label extension period of the PULSAR Phase 2 trial and additional results from the SPECTRA Phase 2 trial are expected in the first half of 2021.

ACE-1334: Systemic Sclerosis-associated Interstitial Lung Disease (SSc-ILD)
ACE-1334 is an Acceleron-discovered, TGF-beta superfamily-based ligand trap designed to bind and inhibit TGF-beta 1 and 3 ligands but not TGF-beta 2. ACE-1334 has shown robust anti-fibrotic activity in multiple preclinical models of fibrosis. ACE-1334 recently completed an ascending-dose Phase 1 clinical trial in healthy volunteers.

•In December, the United States Food and Drug Administration (FDA) granted Orphan Drug designation to ACE-1334 for the treatment of patients with systemic sclerosis.

•Acceleron expects to start a Phase 1b/Phase 2 study to evaluate the activity of ACE-1334 in patients with SSc-ILD in 2021.

Hematology

REBLOZYL (luspatercept-aamt):
REBLOZYL is the first and only approved erythroid maturation agent designed to promote late-stage red blood cell (RBC) production. REBLOZYL is part of the global collaboration between Acceleron and Bristol Myers Squibb.

•The Company recognized approximately $23.0 million in royalty revenue from approximately $115 million in net sales of REBLOZYL in the fourth quarter of 2020. This compares with approximately $19.3 million in royalty revenue from approximately $96 million in net sales of REBLOZYL in the third quarter of 2020.

◦For the full year 2020, Acceleron recognized approximately $54.8 million in royalty revenue from approximately $274 million in net sales of REBLOZYL.

•In February 2021, Acceleron and partner Bristol Myers Squibb announced that Health Canada approved REBLOZYL for the treatment of adult patients with transfusion-dependent anemia requiring at least two RBC red blood cell units over 8 weeks resulting from very low- to intermediate-risk myelodysplastic syndromes (MDS) who have ring sideroblasts and who have failed or are not suitable for erythropoietin-based therapy.

•Six clinical abstracts on REBLOZYL were presented at the 62nd American Society of Hematology (ASH) Annual Meeting & Exposition held virtually in December 2020.

•The INDEPENDENCE Phase 3 trial is initiating in patients with myelofibrosis.

•The Companies expect to present results from the BEYOND Phase 2 trial in adult patients with non-transfusion-dependent beta-thalassemia in the first half of 2021.

•Enrollment is ongoing in the COMMANDS Phase 3 trial in patients with first-line lower-risk MDS, with topline results expected in 2022+.

Corporate Highlights

•Acceleron is planning to host a research and development day in the middle of 2021 to provide a deep dive into all of the Company's programs.

Financial Results
•Cash Position – Cash, cash equivalents and investments as of December 31, 2020 were $857.5 million. Based on Acceleron's current operating plan and projections, the Company believes that its current cash, cash equivalents and investments, along with the expected royalty revenue from REBLOZYL sales, will be sufficient to fund the Company’s projected operating requirements for the foreseeable future.
•Revenue – Revenue for the fourth quarter of 2020 was $25.9 million, which includes $2.9 million of cost share revenue and $23.0 million of royalty revenue from net sales of REBLOZYL. Revenue for the full year was $92.5 million, which includes $12.7 million of cost share revenue, $54.8 million of royalty revenue from net sales of REBLOZYL, and the recognition of a $25.0 million regulatory-based milestone for the approval of REBLOZYL in Europe. All revenue was derived from the Company's partnership with Bristol Myers Squibb.
•Costs and Expenses – Total costs and expenses for the fourth quarter of 2020 were $83.5 million. This includes R&D expenses of $57.3 million and SG&A expenses of $26.2 million. Total costs and expenses for the full year were $259.8 million. This includes R&D expenses of $173.9 million and SG&A expenses of $85.9 million.
•Net Loss – The Company's net loss for the fourth quarter of 2020 was $57.4 million. The Company’s net loss for the year ended December 31, 2020 was $166.0 million.

Conference Call and Webcast
The Company will host a webcast and conference call to discuss its fourth quarter and full year 2020 financial results on February 25, 2021, at 5:00 p.m. EST.

The webcast will be accessible under "Events & Presentations" in the Investors & Media page of the Company's website at www.acceleronpharma.com. To participate in the conference call, please dial 833-494-1483 (domestic) or 236-714-2620 (international) and reference code #4282162.

An archived version of the webcast will be available for replay on the Company's website for approximately one year.

About Acceleron
Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases. Acceleron’s leadership in the understanding of TGF-beta superfamily biology and protein engineering generates innovative compounds that engage the body's ability to regulate cellular growth and repair.

Acceleron focuses its research, development, and commercialization efforts in pulmonary and hematologic diseases. In pulmonary, Acceleron is developing sotatercept for the treatment of pulmonary arterial hypertension (PAH), having reported positive topline results of the PULSAR Phase 2 trial. The Company is currently planning multiple Phase 3 trials with the potential to support its long-term vision of establishing sotatercept as a backbone therapy for patients with PAH at all stages of the disease. Acceleron is also investigating the potential of its early-stage pulmonary candidate, ACE-1334, which it plans to advance into a Phase 1b/Phase 2 trial in systemic sclerosis-associated interstitial lung disease (SSc-ILD) this year.

In hematology, REBLOZYL® (luspatercept-aamt) is the first and only erythroid maturation agent approved in the United States, Europe, and Canada for the treatment of anemia in certain blood disorders. REBLOZYL is part of a global collaboration partnership with Bristol Myers Squibb. The Companies co-promote REBLOZYL in the United States and are also developing luspatercept for the treatment of anemia in patient populations of myelodysplastic syndromes, beta-thalassemia, and myelofibrosis.

For more information, please visit www.acceleronpharma.com. Follow Acceleron on Social Media: @AcceleronPharma and LinkedIn.

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(unaudited)

	December 31,
	2020	2019
Cash and cash equivalents	$670,952	$237,677
Short and long-term investments	186,536	216,169
Operating lease assets	21,988	23,908
Other assets	52,861	27,152
Total assets	$932,337	$504,906

Short-term and long-term operating lease liabilities	$24,077	$26,384
Warrants to purchase common stock	—	1,856
Other liabilities	53,153	27,190
Total liabilities	77,230	55,430
Total stockholders’ equity	855,107	449,476
Total liabilities and stockholders’ equity	$932,337	$504,906

ACCELERON PHARMA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$25,866	$39,338	$92,523	$73,993
Costs and expenses:
Research and development	57,254	48,852	173,917	153,953
Selling, general and administrative	26,207	16,067	85,912	56,485
Total costs and expenses	83,461	64,919	259,829	210,438
Loss from operations	(57,595)	(25,581)	(167,306)	(136,445)
Total other income, net	190	2,002	1,297	11,525
Loss before income taxes	(57,405)	(23,579)	(166,009)	(124,920)
Income tax (provision) benefit	9	4	(21)	62
Net loss	$(57,396)	$(23,575)	$(166,030)	$(124,858)

Net loss per share - basic and diluted	$(0.95)	$(0.44)	$(2.92)	$(2.38)

Weighted-average number of common shares used in computing net loss per share	60,269	46,227	56,800	52,453

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements about the Company's strategy, future plans and prospects, including statements regarding the development and commercialization of the Company's compounds, the timeline for clinical development and regulatory approval of the Company's compounds, the expected timing for reporting of data from ongoing clinical trials, the Company's future cash position and the potential of REBLOZYL® (luspatercept-aamt) as a therapeutic drug. The words "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," "potential," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to, that preclinical testing of the Company's compounds and data from clinical trials may not be predictive of the results or success of other clinical trials, that regulatory approval of the Company’s compounds in one indication or country may not be predictive of approval in another indication or country, that the development of the Company’s compounds may take longer and/or cost more than planned or accelerate faster than currently expected, that the Company or its collaboration partner, Bristol Myers Squibb (“BMS”), may be unable to successfully complete the clinical development of the Company’s compounds, that the Company or BMS may be delayed in initiating, enrolling or completing any clinical trials, and that the Company’s compounds may not receive regulatory approval or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings that the Company has made and may make with the SEC in the future.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

Contacts:
Acceleron Pharma Inc.
Investors:
Jamie Bernard, IRC, (617) 301-9650
Associate Director, Investor Relations

or

Media:
Matt Fearer, (617) 301-9557
Senior Director, Corporate Communications

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